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                                                                    EXHIBIT 4.18
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              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
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                                       OF
                                       --

                           SERIES C PREFERRED SHARES
                           -------------------------

The Series C Preferred Shares of the Company shall have the preferences, voting rights, qualifications, and special or relative rights or privileges as set forth in this Certificate.

Section 1.  Definitions.
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For the purposes of this Certificate, the following definitions shall apply:

    "Additional Shares of Common Stock" means all shares of Common Stock issued by the Company after the Original Issue Date, other than shares of Common Stock issued or issuable:

        (A) upon conversion of  Series C Preferred Shares;

        (B) as a dividend or distribution on  Series C Preferred Shares;

        (C) by way of a dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B) or this clause (C); or

        (D) pursuant to an employee stock option plan;

    "Board of Directors" shall mean the Board of Directors of this  Company.

    "Common Stock" shall mean the Company's Ordinary Shares, nominal value New Israel Shekel 0.01 per share.

    "Company" shall mean Accent Software International Ltd., an Israeli company.

    "Conversion Price" means the amount set forth in Section 4(a).

    "Convertible Securities" means any evidences of indebtedness, shares (other than Common Stock or the Series C Preferred Shares) or other securities convertible into or exchangeable for Common Stock.

                                      -I-
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    "Junior Shares" means all shares of Common Stock of the Company or any other stock ranking junior to the Series C Preferred Shares in dividends or liquidation rights.

    "L&H" means Lernout & Hauspie Speech Products N.V., a Belgian Company

    "Options" means rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

    "Original Issue Date" means the date on which a share of Series C Preferred Shares was first issued.

    "Subsidiary" means any Company at least 50% of whose outstanding voting shares shall at the time be owned directly or indirectly by the Company or by one or more subsidiaries, or by the Company and one or more subsidiaries.

Section 2.  Dividend Rights.
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The holders of the Series C Preferred Shares shall be entitled to receive dividends, when as and if declared by the Board of Directors out of any funds legally available therefor, equal in amount per share to the dividends paid on the Common Stock. Unless dividends have been paid on the Series C Preferred Shares, dividends may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other stock.

Dividends on the Series C Preferred Shares shall be cumulative; i.e., such dividends shall be deemed to accrue from day to day whether or not earned or declared

Section 3.  Liquidation Preference.
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Existing pledge. The Company's assets are currently pledged in favor of the
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Israeli government in return for a bank loan guaranteed by the Israeli government (hereafter the Government Loan). The Company represents that it entered into the final stages of negotiations with the government and a bank to convert the Government Loan into Common Stock, whereby all preferences granted to the Israeli government would be cancelled upon the sale of the Common Stock so issued and the application of the proceeds to the redemption of the Government Loan. Following the completion of such transaction, the Series C Preferred Shares shall rank prior to all other shares of the Company.

                                      -II-
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The Company will not create, incur, assume or suffer to be created, incurred or assumed, or to exist, any pledge, mortgage, lien, charge, security interest or encumbrance of any kind upon any of its properties or assets or own or acquire or agree to acquire any property of any character subject to or upon any mortgage, conditional sale agreement or other retention agreement, ranking equal or prior to the preference rights set forth hereunder without the prior approval of L&H.

Preference.  Subject to and to the extent that the Government Loan has not been
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redeemed and the relevant lien removed from the Company's assets, in the event of any liquidation, dissolution or winding up of the affairs of the Company, voluntarily or involuntarily, the holders of each share of Series C Preferred Shares, prior to any distribution to the holders of Common Shares, shall be entitled to receive a preferential amount equal to the face value per share at the moment of subscription, adjusted to reflect any stock split, stock dividend, combination, recapitalization or reorganization(the "Series C Preferred Shares Liquidation Preference"), plus an amount equal to all dividends declared and unpaid on the Preferred Shares to the date of final distribution. After payment or setting apart for payment of the Series C Preferred Shares Liquidation Preference, the remaining assets of the Company, if any, shall be distributed among the holders of the Common Shares. If upon such liquidation, dissolution or winding up, the assets of the Company are insufficient to provide for the payment of the Series C Preferred Shares Liquidation Preference for each share of Series C Preferred Shares outstanding, such assets as are available shall be paid out pro rata among the shares of Series C Preferred Shares.

Merger or Acquisition. A merger or consolidation of the Company with or into
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another corporation or entity (whether or not the Company is the surviving entity if, after the merger or consolidation, more than 50% of the voting stock of the surviving corporation is owned by persons who were not holders of voting stock of the Company prior to the merger or consolidation), or the sale of all or substantially all the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up the Company for purposes of this Section 3 if the holders of at least 75% of the then outstanding shares of Series C Preferred Shares, so elect by giving written notice thereof to the Company at least three days before the effective date of such event. If no such notice is given, the provisions of section 4(b) shall apply. The amount deemed distributed to the holders of Series C Preferred Shares upon any such merger or consolidation shall be the cash or the value of the property, rights or other securities received in the merger or consolidation which shall be determined in good faith by the Board of Directors of the Company.

                                     -III-
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Section 4.  Conversion of Series C Preferred Shares.
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    The holders of the Series C Preferred Shares shall have conversion rights in accordance with the following provisions:

      (a) Right to Convert and Conversion Price.  Each share of Series C
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Preferred Shares shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for the Series C Preferred Shares. The number of shares of Common Stock to be issued upon conversion of one Series C Preferred Share shall be obtained by dividing the principal amount ($1,000) of any such Preferred Share by the average closing price of the Company's Common Stock on the Nasdaq Small Cap Market for the ten (10) trading days prior to the closing, increased with a premium of ten percent (10%) or 0.45USD.

    (b) Effect of Acquisition on Series C Preferred Shares.  In the event of a
        --------------------------------------------------
merger or consolidation of the Company with or into another Company or entity or a sale by the Company of all or substantially all of its assets, and in the case of successive such mergers, consolidations or sales, subject to the provisions of section 4, the shares of Series C Preferred Shares then outstanding shall be convertible into the number and kind of securities of the acquiring or surviving corporation (or such other entity whose securities are delivered in exchange for the Common Stock of the Company) to which the holders of the Series C Preferred Shares would have been entitled if such holders had converted their Series C Preferred Shares into Common Stock or the common stock of any successor to the Company upon the consummation of such sale, merger or consolidation; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interest thereafter of the holders of the Series C Preferred Shares, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Preferred Shares.

    (c) Mechanics of Conversion.  No fractional shares of Common Stock shall be
        -----------------------
issued upon conversion of Series C Preferred Shares. In lieu of any fractional share to which a holder of Series C Preferred Shares would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Series C Preferred Shares shall be entitled to convert the same into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed for

                                      -IV-
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transfer, at the office of the Company or of any transfer agent for the Series C
Preferred Shares, and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C
Preferred Shares a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable in order to avoid a conversion into fractional shares of Common Stock. Except as provided in paragraph (b), such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Shares to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

    (d) No Impairment.  The Company will not, by amendment of its Articles of
        -------------
Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Shares against impairment.

    (f) Notices of Record Date, etc. In the event that the Company shall propose
        ----------------------------
at any time:

        (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

        (ii) to offer for subscription pro rata to the holders of any class of its stock any additional shares of stock of any class;

        (iii) to subdivide or combine its outstanding Common Stock;

        (iv) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

        (v) to merge or consolidate with or into any other Company, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

                                      -V-
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then, in connection with each such event, the Company shall send to the holders of the Series C Preferred Shares:

              (1) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution, subscription rights, subdivision or combination (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (iv) and (v) above; and

              (2)  in the case of the matters referred to in clauses (iv) and
              (v) above, at least 20 days' prior written notice of the date when the same shall take place (specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

    Each such written notice shall be given by certified mail, postage prepaid, addressed to the holders of Series C Preferred Shares at the address for each such holder as shown on the books of the Company.

    (g) Reservation of Common Stock.  The  Company shall, at all times when the
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Series C Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series C Preferred Shares, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Shares. Before taking any action which would cause an adjustment reducing the Conversion Price below the then nominal value of the shares of Common Stock issuable upon conversion of the Series C Preferred Shares, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non assessable shares of such Common Stock at such adjusted Conversion Price.

    (h) Cancellation of Series C Preferred Shares.  All shares of Series C
        -----------------------------------------
Preferred Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends

                                      -VI-
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thereon. Any shares of Series C Preferred Shares so converted shall be retired and cancelled, and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the authorized Series C Preferred Shares accordingly.

    (i) Restrictions on the Common Stock. The Common Stock issuable upon
        --------------------------------
conversion of Series C Preferred Shares may not be sold or transferred unless
(a) they first shall have been registered under the Securities Act or applicable state securities laws, (ii) the Company shall have been furnished with an appropriate opinion of legal counsel to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act or (iii) they are sold pursuant to Rule 144 under the Act. Except as otherwise provided in the Securities Purchase Agreement, each certificate for Common Stock issuable upon conversion of Series C Preferred Shares that have not been so registered and that have not been sold pursuant to an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. ANY SUCH SALE, ASSIGNMENT OR TRANSFER MUST ALSO COMPLY WITH APPLICABLE STATE SECURITIES LAWS.

Upon the request of a holder of a certificate representing any Common Stock issuable upon conversion of this Series C Preferred Shares, the Company shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if (a) with such request, the Company shall have received either (A) an appropriate opinion of counsel to the effect that any such legend may be removed from such certificate, or (B) satisfactory representations from the holder that the holder is eligible to sell such security pursuant to Rule 144 or (ii) a registration statement under the Securities Act covering such securities is in effect. Nothing in this Certificate of Designation shall (i) limit the Company's obligation under the Share Purchase Agreement, or (ii) affect in any way the holder's obligations to comply with applicable securities laws upon the resale of the securities referred to herein.

Section 5.  Voting Rights of Series C Preferred Shares.
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    (a) General.  Except as expressly set forth in this Section 5 and except as
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otherwise required by law, each share of Series C Preferred Shares issued and outstanding shall have the right to vote on all matters the number of

                                     -VII-
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votes equal at any time to the number of shares of Common Stock into which the
Series C Preferred Shares would be convertible at the then applicable Conversion Price, and the holders of the Series C Preferred Shares shall vote with the Common Stock as a single class.

      (b) Election of Directors. At the moment of executing this Agreement, the
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authorized number of directors on the Board of Directors of the Company is be nine (9). The holders of the Series C Preferred Shares, voting as a separate class, shall be entitled to elect one (1) director and the holders of Common Stock, voting as a separate class, shall be entitled to elect eight (8) directors. Vacancies in the director positions elected by any class may be filled only by the holders of capital stock of the class originally electing the director whose position is vacant. The Company shall propose an amendment to its Articles of Association at its next duly convened shareholders meeting subsequent to the Annual General and Extraordinary Shareholders Meeting to be held on May 28, 1988, in order to reflect the right of holders of the Series C Preferred Shares to nominate a list of candidates for one director's seat as long as those holders hold all or part of the Series C Preferred Shares or at least 25% of the shares of Common Stock resulting from the conversion of the Series C Preferred Shares.

    (c) Matters Affecting Series C Preferred Shares. So long as any Series C
        -------------------------------------------
Preferred Shares shall be outstanding, the Company shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series C Preferred Shares, take any of the following actions:

          (i) amend or repeal any provision of, or add any provision to, the Company's Articles of Association if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such Series C Preferred Shares; or

          (ii) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series C Preferred Shares; or

          (iii) reclassify any Junior Shares into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series C Preferred Shares.

    (d) Special Vote for Liquidations.  The Company may not liquidate, dissolve
        -----------------------------
or wind up if the assets of the Company then available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Shares the full amount to which they shall be entitled upon such liquidation, dissolution or winding up under section 3(a), without the prior written approval of the holders of a majority of the then outstanding shares of Series C Preferred Shares. In the event such approval has been obtained, and the amount distributed to holders of Series C Preferred Shares shall be less than the full amount provided under section 3(a), the holders of Series C Preferred Shares shall share ratably in any distribution of assets according to the respective amounts which would be payable with

                                     -VIII-
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respect to the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                                      -IX-
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The Company shall duly convene its Board of Directors who shall vote in favor of all provisions set out here above.

IN WITNESS WHEREOF, this Certificate of Designations, Preferences and Rights is executed on behalf of the Company this 4th day of June, 1998.

ACCENT SOFTWARE INTERNATIONAL LTD.


By: ____________________________
    Name: Todd Oseth
    Title: President/Chief Executive Officer

                                      -X-